Exhibit 99.1

Mobileye Releases First Quarter 2025 Results and Reaffirms Full-Year Outlook

•	Revenue of $438 million in the first quarter, which was an 83% year over year increase compared to Q1 2024, a period that was impacted by a significant drawdown of inventory at our Tier 1 customers.

•	Diluted EPS (GAAP) was $(0.13) and Adjusted Diluted EPS (Non-GAAP) was $0.08 in the first quarter.

•	Business development activity was strong in Q1, including first Surround ADAS design win, acceleration in the mobility-as-a-service space, and continued progress toward SuperVision wins.

•	Reaffirming full-year 2025 outlook originally provided on January 30th, assuming continuation of currently-announced automotive-related tariffs (without any further changes). We expect Q2 2025 revenue to increase approximately 7% year over year compared to Q2 2024.

JERUSALEM – April 24, 2025 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended March 29, 2025.

“Based on strong revenue trends to-date and our own analysis of likely production impacts of the current tariff conditions (including the most recent third party forecasts), we continue to expect to deliver revenue and profitability within the guidance range. While uncertainty has clearly risen, our original outlook was designed to account for some amount of macro deterioration in 2025,” said Mobileye President and CEO Professor Amnon Shashua. “Business development activity was strong in Q1. In fact, Q1 was one of the largest quarters on record in terms of projected future volumes from design wins. Among other important wins, notable achievements were an ADAS design win with a customer we haven’t had since 2016, our first Surround ADAS design win with Volkswagen Group, and acceleration for our Mobileye Drive robotaxi solution.”

First Quarter 2025 Business Highlights

•	EyeQ6 Lite gained additional momentum as the enabler for next-generation high-volume OEM ADAS programs. Projected lifetime volumes for the design wins awarded in Q1 2025, much of which was EyeQ6L, already represent a high majority of what we achieved all of last year.[1] Notable strategic wins included the first ADAS design win since 2016 with a European OEM and a REM harvesting and cloud-enhanced ADAS win with a Korean OEM.

•	We announced our first Surround ADAS win with the mainstream brands of Volkswagen Group. This program is strategic because it cuts across VW’s highest-volume platform and supports both next-generation safety and cost-efficient highway hands-free driving. It is also the first time an OEM has sourced a Level 2+ program in which the software stack, including perception, mapping, driving policy, and driving functions are vertically-integrated by one supplier on a single SoC on a single ECU.

•	We expect that a strategic program award for our Imaging Radar product from a European OEM is imminent. Our proprietary Imaging Radar is expected to be utilized as an enabler of a Level 3 program.

•	Finally, activity in the robotaxi / MaaS segment continues to accelerate. The Lyft relationship (originally announced in November 2024) evolved with the announcement of Marubeni as the fleet owner / operator and Dallas, Texas as the geography for initial operation.

First Quarter 2025 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q1 2025	Q1 2024	% Y/Y
Revenue	$438	$239	83%
Gross Profit	$207	$54	283%
Gross Margin	47%	23%	+2,467	bps
Operating Income (Loss)	$(117)	$(238)	51%
Operating Margin	(27)%	(100)%	+7,287	bps
Net Income (Loss)	$(102)	$(218)	53%
EPS - Basic	$(0.13)	$(0.27)	54%
EPS - Diluted	$(0.13)	$(0.27)	54%

Non-GAAP
U.S. dollars in millions	Q1 2025	Q1 2024	% Y/Y
Revenue	$438	$239	83%
Adjusted Gross Profit	$301	$148	103%
Adjusted Gross Margin	69%	62%	+680	bps
Adjusted Operating Income (Loss)	$59	$(65)	*NM
Adjusted Operating Margin	13%	(27)%	*NM
Adjusted Net Income (Loss)	$63	$(55)	*NM
Adjusted EPS - Basic	$0.08	$(0.07)	*NM
Adjusted EPS - Diluted	$0.08	$(0.07)	*NM

*Not Meaningful

•	Revenue increased 83% compared to the first quarter of 2024. This was related primarily to the normalization of order activity after the meaningful drawdown of inventory at our Tier 1 customers during the first quarter of 2024.

•	Gross Margin increased by nearly 25 percentage points in the first quarter of 2025 as compared to the prior year period. The increase was primarily due to similar levels of amortization of intangible assets on a significantly higher revenue base.

•	Adjusted Gross Margin increased by nearly 7 percentage points in the first quarter of 2025 as compared to the prior year period. The increase was primarily due to changes in the mix of volume between EyeQ SoC and SuperVision.

•	Operating Margin increased by nearly 73 percentage points in the first quarter of 2025 as compared to the prior year period. The increase was primarily due to higher Gross Margin and lower operating expenses as a percentage of revenue.

•	Adjusted Operating Margin increased to a positive 13% in the first quarter of 2025 as compared to (27%) in the prior year period. In addition to higher Adjusted Gross Margin, the most significant impact was lower operating expenses as a percentage of revenue due to the unusually low revenue base in the first quarter of 2024.

•	Operating cash flow for the three months ended March 29, 2025 was $109 million. Cash used in purchases of property and equipment was $14 million for that same period.

1 These expectations are based on estimated volumes, which are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. Further, achievement of a design win is an estimate only and subject to multiple factors, many of which are outside of Mobileye’s control. Any statement on the timing of a design win is an estimate only and subject to change. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

Financial Guidance for the 2025 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the full year 2025. This guidance, which is unchanged from the expectations disclosed in our January 30, 2025 earnings press release, incorporates our best estimates of production impacts related to current tariffs imposed on complete vehicles imported into the United States and announced tariffs on imported vehicle components used in US vehicle production expected to go into effect on May 3rd, 2025, but assuming no further tariff developments or increases.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2025
U.S. dollars in millions	Low	High
Revenue	$1,690	$1,810
Operating Loss	$(574)	$(489)
Amortization of acquired intangible assets	$443	$443
Share-based compensation expense	$306	$306
Adjusted Operating Income	$175	$260

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, April 24, 2025, at 8:00 am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles and share-based compensation expenses. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, approximately 210 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2025 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty (as our current guidance assumes the estimated production and/or demand impact of current tariff conditions); future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 28, 2024, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

First Quarter 2025 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
U.S. dollars in millions, except share and per share amounts	March 29, 2025	March 30, 2024
Revenue	$438	$239
Cost of revenue	231	185
Gross profit	207	54
Research and development, net	275	243
Sales and marketing	31	34
General and administrative	18	15
Total operating expenses	324	292
Operating income (loss)	(117)	(238)
Financial income (expense), net	18	17
Income (loss) before income taxes	(99)	(221)
Benefit (provision) for income taxes	(3)	3
Net income (loss)	$(102)	$(218)

Earnings (loss) per share attributed to Class A and Class B stockholders:
Basic and diluted	$(0.13)	$(0.27)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic and diluted	812	806

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	March 29, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$1,512	$1,426
Trade accounts receivable, net	217	212
Inventories	364	415
Other current assets	122	121
Total current assets	2,215	2,174
Non-current assets:
Property and equipment, net	450	458
Intangible assets, net	1,498	1,609
Goodwill	8,200	8,200
Other long-term assets	135	138
Total non-current assets	10,283	10,405
TOTAL ASSETS	$12,498	$12,579
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$150	$190
Employee related accrued expenses	104	105
Related party payable	5	4
Other current liabilities	31	34
Total current liabilities	290	333
Non-current liabilities:
Long-term employee benefits	63	62
Deferred tax liabilities	41	47
Other long-term liabilities	55	50
Total non-current liabilities	159	159
TOTAL LIABILITIES	$449	$492
TOTAL EQUITY	12,049	12,087
TOTAL LIABILITIES AND EQUITY	$12,498	$12,579

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Three Months Ended
U.S. dollars in millions	March 29, 2025	March 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(102)	$(218)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	18	14
Share-based compensation	65	62
Amortization of intangible assets	111	111
Exchange rate differences on cash and cash equivalents	(2)	2
Deferred income taxes	(6)	(6)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(5)	216
Decrease (increase) in other current assets	15	(25)
Decrease (increase) in inventories	51	(65)
Increase (decrease) in accounts payable, accrued expenses and related party payable	(36)	(62)
Increase (decrease) in employee-related accrued expenses and long term benefits	—	5
Increase (decrease) in other current liabilities	(5)	6
Decrease (increase) in other long term assets	3	(2)
Increase (decrease) in long-term liabilities	2	2
Net cash provided by operating activities	109	40
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(14)	(22)
Purchases of debt and equity investments	(25)	—
Maturities and sales of debt and equity investments	14	—
Net cash used in investing activities	(25)	(22)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	3	(4)
Net cash provided by (used in) financing activities	3	(4)
Effect of foreign exchange rate changes on cash and cash equivalents	2	(2)
Increase in cash, cash equivalents and restricted cash	89	12
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,438	1,226
Balance of cash, cash equivalents and restricted cash, at end of period	$1,527	$1,238

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin2 (unaudited)

	Three Months Ended
U.S. dollars in millions	March 29, 2025		March 30, 2024
	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$207	47%	$54	23%
Add: Amortization of acquired intangible assets	94	21%	94	39%
Add: Share-based compensation expense	—	—%	—	—%
Adjusted Gross Profit	$301	69%	$148	62%

2Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin3 (unaudited)

	Three Months Ended
U.S. dollars in millions	March 29, 2025		March 30, 2024
	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(117)	(27)%	$(238)	(100)%
Add: Amortization of acquired intangible assets	111	25%	111	46%
Add: Share-based compensation expense	65	15%	62	26%
Adjusted Operating Income (Loss)	$59	13%	$(65)	(27)%

3Adjusted operating margin is calculated as adjusted operating income (loss) as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended
U.S. dollars in millions	March 29, 2025		March 30, 2024
	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(102)	(23)%	$(218)	(91)%
Add: Amortization of acquired intangible assets	111	25%	111	46%
Add: Share-based compensation expense	65	15%	62	26%
Less: Income tax effects	(11)	(3)%	(10)	(4)%
Adjusted Net Income (Loss)	$63	14%	$(55)	(23)%

Supplemental Information - Average System Price (unaudited)4

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
EyeQ and SuperVision revenue (U.S. dollars in millions)	$219	$413	$457	$464	$415
Number of systems shipped (in millions)	3.6	7.6	8.6	9.3	8.5
Average system price (U.S. dollars)	$61.0	$54.4	$53.3	$50.0	$49.0

4 Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com